Exhibit 99-(g)(ii)

SCHEDULE A

THIS SCHEDULE A, amended and restated as of May 1, 2006, is Exhibit A to that certain Custodian Services Agreement dated as of June 27, 2005, between PFPC Trust Company and Wilshire Variable Insurance Trust.

WILSHIRE VARIABLE INSURANCE TRUST

PORTFOLIOS

Balanced Fund

Equity Fund

Income Fund

International Equity Fund

Short-Term Investment Fund

Small Cap Growth Fund

Socially Responsible Fund

2010 Aggressive Fund*

2010 Moderate Fund*

2010 Conservative Fund*

2015 Moderate Fund*

2025 Moderate Fund*

2035 Moderate Fund*

2045 Moderate Fund*

*	Collectively referred to as “Target Maturity Funds”.

Agreed:

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith III
Name:	Edward A. Smith III
Title:	Vice President

WILSHIRE VARIABLE INSURANCE TRUST

By:	/s/ Scott Boroczi
Name:	Scott Boroczi
Title:	Vice President